EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in the Registration Statements of DLH Holdings Corp. on Form S-3 (File Nos. 333-238882, 333-215405, 333-184912, 333-74478 and 333-120423) and on Form S-8 (File Nos. 333-212702, 333-197374, 333-178830, 333-73426, 333-143951 and 333-225153) of our report dated April 3, 2020, related to our audit of the financial statements of Irving Burton Associates, Inc. (the predecessor company to Irving Burton Associates, LLC.) as of and for the year ended December 31, 2019, included in this Current Report on Form 8-K/A

/s/ CST Group, CPAs, PC
CST Group, CPAs, PC

Reston, VA
December 11, 2020

{N0299689 }